Exhibit 10.1

SECOND AMENDMENT AND MODIFICATION
TO
LICENSING AGREEMENT

THIS FIRST AMENDMENT AND MODIFICATION TO LICENSING AGREEMENT (the “Amendment”) is executed on the 12th day of April, 2014, among Synergistic Holdings, LLC, a Limited Liability Company , established pursuant to the laws of the State of Illinois, having an address of 20511 Abbey Drive, Frankfort, Illinois 60423 (“Licensor”), and Accelera Innovations, Inc. (formally known as Accelerated Acquisitions IV, Inc.), a company incorporated pursuant to the laws of the State of Delaware, with an address of 20511 Abbey Drive, Frankfort, Illinois 60423 (“Licensee”).

BACKGROUND

A.
Pursuant to that certain Licensing Agreement dated August 22, 2011, amended April 13, 2012 by and among Licensor and the Licensee described therein (collectively, the “Parties”) agree to amend said agreement to change the payment dates and include additional technology that will enhance the Licensee’s product offering as described in Schedule “A” and “B”. Furthermore, the Parties agree to modify the terms, conditions, representations and warranties regarding the technology and to clarify any obligations the Licensor may have with third parties as described herein and in Schedules “B” as the same may hereafter be further amended, modified, supplemented or restated from time to time, being referred to herein as the “Licensing Agreement”.

WHEREAS:

B.   Except as provided herein, Licensor holds all rights, title and interest to a certain software technology entitled “Accelera Technology” as further described in Schedules "A" and "B" attached hereto (“Technology”);

C. Licensor wishes to enter into a formal licensing agreement with Licensee on the terms set forth below;

THIS AGREEMENT WITNESSES THAT in consideration of US$10.00 (the receipt and sufficiency of which is hereby acknowledged), the parties agree as follows:

ARTICLE 1
INTERPRETATION

1 .1 Construction and Interpretation. In this Agreement, unless inconsistent with or excluded by the context:

(a)	Any heading, index, table of contents or marginal note used in this Agreement is for convenience only and will not limit or affect the interpretation or construction of this Agreement;

(b) Singular words will include the plural and plural words will include the singular;

(c) A reference to a person will include a company or other corporation and a reference to a company or other corporation will include a person;

(d) A word importing a particular gender will include each other gender; and

(e) A reference to a party to this Agreement includes that party's heirs, executors, administrators, successors and permitted assigns.

1.2 Definitions. In this Agreement, unless inconsistent with or excluded by the context:

(a)      “Affiliate” means, with respect to any entity, any other entity which directly or indirectly controls or is controlled by or is under direct or indirect common control with such first mentioned entity;

(b) “Improvements” means all improvements to the Technology developed within or by Licensee;

(c)        “Intellectual Property” includes the Technology and any intellectual property relating to the Technology, including any  software, distribution contracts, patent, patent application, copyright, industrial design, trademark, any rights to healthcare technology, distribution contracts, patent, copyright, industrial design or trademark in any country, engineering designs, concepts, models, trade secrets, know-how and show how, and includes any new technology or the products as may hereafter be developed or acquired by Licensee or any of its subsidiaries;

(d) “License” means an exclusive, non-transferable, license (with a limited right of sublicense) to allow Licensee to make, use and apply the Technology and conduct its business in the Territory;

(e) “Licensed Products” means products which, in the absence of the License, would infringe the Licensor’s intellectual property rights in the Technology;

(f) “Original Invention” means a certain invention entitled “Accelera Technology”” as further described in Schedules "A" and “B” attached hereto;

(g)      “Technology” means certain technology known as “Accelera Technology” and includes the Original Invention, any improvements thereof and any products which embodies the Accelera Technology and any improvements thereof or thereto;

(h) “Territory” means worldwide; and

(i) “Trade-Mark” means and trade-mark or trade-name as may be adopted for use on the Licensed Products from time to time.

1.3 Variation of Agreement. Any variation or modification or waiver of the terms or conditions of this Agreement must be in writing, duly executed by Licensor and Licensee, respectively.

1.4 Severance. Each word, phrase, sentence, paragraph and section of this Agreement is severable and if a court in any jurisdiction determines that any such provision is unenforceable, illegal or void in that jurisdiction the court may sever that provision which becomes inoperative and such severance will not affect the operation of any other provisions of this Agreement nor the operation of that provision in any other jurisdiction.

1.5 Waiver. The failure of either party hereto at any time to enforce any provision of this Agreement will not affect its rights thereafter to require complete performance by the other party, nor will the waiver of any breach of any provision be taken or held to be a waiver of any subsequent breach of any such provision or be a waiver of the provision itself. In order for any waiver to be effective, it must be in writing and signed by an authorized officer of the party.

1.6 Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, and both parties agree to submit to the exclusive jurisdiction of the courts of the State of Delaware.

ARTICLE 2

LICENSE

2.1     Grant of License:

(a)     Licensor hereby grants to Licensee an exclusive, non-transferable, license for use in the Territory, with a limited right of sublicense, as set forth in Section 2.1(e) below, to allow the Licensee to use the Intellectual Property to make, use, and apply the Technology in the course of Licensee’s business, which, in the absence of the License, would infringe Licensor’s intellectual property;

(b)     Except for the rights granted pursuant to the License, Licensor shall retain all rights, title and interest to the Technology;

(c)     Licensee shall be responsible for all of the testing and improvements to the Technology;

(d) Licensor shall retain all rights to the Improvements, but such Improvements shall also be a part of the License;

(e)    Licensee shall have the right to offer limited royalty-bearing sublicenses to third parties where such third parties are in a position to commercialize the Technology in ways that Licensee cannot accomplish in a competitive manner.  Licensee shall pay Licensor one percent (1.0%) of all royalties and fees received from such third parties. If Licensee receives any non-cash consideration as part of the sublicense consideration (including equity in sublicensee or other entities), Licensor shall have the option to take its portion of the sublicense consideration in kind or in cash based on the fair market value of the non-cash consideration as of the date of receipt by Licensee wherein the fair market value as determined by Licensee’s independent accounting advisors shall equal the cash consideration an unaffiliated, unrelated buyer would pay in an arm’s length sale of a substantially identical item sold in the same quantity, under the same terms, and at the same time and place. Such right to sublicense is subject to the following conditions:

          (i)  In each sublicense agreement, the sublicensee will be subject to the terms   and conditions of the license granted to Licensee under this Agreement, and the sublicensee will be prohibited from either assigning its sublicense or granting further sublicenses, without first obtaining approval from Licensor; provided, however, that in the event that such further sublicense is approved, any fee or other consideration paid to sublicensee in consideration of such sub-sublicense will be treated as sublicense consideration as if the sub-sublicensee were a sublicensee. Nevertheless, Licensee may set royalty or other payments at its discretion for its sublicensees, as long as the applicable royalties or other payments of its sublicensees are not more favorable to the sublicensee than the corresponding terms of this Agreement.

      (ii)  Licensee will forward to Licensor, within thirty (30) days following its execution, a fully executed, complete, and accurate copy written in the English language of each sublicense agreement granted under this Agreement. Licensor’s receipt of such sublicense agreement will not constitute a waiver of any of Licensor’s rights or Licensee’s obligations under the Agreement.

      (iii)  Notwithstanding any such sublicense agreement, Licensee will remain primarily liable to Licensor for all of Licensee’s duties and obligations contained in the Agreement, and any act or omission of a sublicensee that would be a breach of the Agreement if performed by Licensee will be deemed to be a breach by Licensee of the Agreement. Each sublicense agreement will contain a right of termination by Licensee in the event that the sublicensee breaches the payment obligations affecting Licensor or any other material terms and conditions of the sublicense agreement that would constitute a breach of the terms and conditions of the Agreement if such acts were performed by Licensee. In the event of such sublicensee breach, and if after a reasonable opportunity to cure as provided in any such sublicense agreement, such sublicensee fails to cure such sublicensee breach, then Licensee will terminate the sublicense agreement unless Licensor agrees in writing that such sublicense agreement need not be terminated.

(iv) Upon termination of the Agreement for any reason, all sublicense agreements will, at Licensor’s option, be (i) assigned to and assumed by Licensor, or (ii) terminated.

         (f)    Licensee shall pay Licensor a royalty of fifteen percent (15%) of all gross revenues resulting from the use of the Technology by Licensee in the first year of executing this amendment, ten percent (10%) the second year and one quarter of one percent (.025%) of all gross revenues resulting from the use of the Technology by Licensee for the remainder of the License Agreement, except as otherwise modified in writing.

2.2 Exclusive Rights. The rights of Licensee to the License in accordance with Section 2.1 will be sole and exclusive, and Licensor will not directly or indirectly compete with Licensee, nor the license, authorize or permit any third party to compete with Licensee with respect to the use of the Technology.

2.3 Assignment of Rights. Licensor and Licensee acknowledge that the respective rights and obligations pursuant to this Agreement are personal to the parties and that Licensee, except in the event of the acquisition of Licensee, by any means, or the sale or merger of substantially all of Licensee’s assets to or with a third party, will not assign this Agreement or assign or delegate any or all rights, duties, or obligations under this Agreement without the prior consent in writing of Licensor, which consent Licensor may not withhold unreasonably.  If Licensor consents to such assignment or delegation, Licensee will remain jointly and severally liable with the assignee or delegate for the obligations of Licensor under this Agreement.  Subject to the limitations hereinbefore expressed, this Agreement will inure to the benefit of and be binding upon the parties and their respective successors and assigns.

2.4 Reorganization of Rights. Licensor may choose to reorganize its worldwide licensing strategy, including delegation of certain commercialization rights to a separate entity, with the prior written consent of Licensee, which may not be unreasonably withheld, provided that the full beneficial terms to Licensee embodied in the Agreement shall not be diminished due to such actions.

2.5 Effect of Assignment. Unless otherwise agreed upon between the parties, no assignment of this Agreement, the benefit of this Agreement or any rights, licenses or authorities pursuant to this Agreement will relieve the assigning party from any liability under this Agreement, whether absolute, contingent, due or accruing, which exists as of the date of assignment.

2.6 No Sublicense. Except pursuant to Section 2.1(e), Licensee will not sublicense the benefit of this Agreement or any rights, licenses or authorities pursuant to this Agreement and any attempted violation of this section, whether voluntarily or by operation of law, will be void and of no force and effect.

2.7 Confidential Information. Licensee acknowledges that its entire knowledge of the Technology and the business of Licensor, including, without limitation, the contents of any Documents (defined as all media content, distribution platforms , distribution contracts, drawings, specifications, blueprints, programs and other material in electronic form or otherwise relating in any manner to the Intellectual Property or the Technology) and periodic updates or revisions, in effect from time to time and the designs, plans, prototypes, specifications, standards and operating procedures for the Technology, will be derived from information disclosed to Licensee by Licensor in confidence and that the Documents and such other information are confidential information and/or trade secrets of the Licensor (all of which is herein collectively called the "Licensor Confidential Information") except where such information is in the public domain or is information describing generally accepted business, engineering or manufacturing practices. Accordingly, Licensee agrees that it will maintain the absolute confidentiality of the Intellectual Property, the Documents and such other information, both during and after the term of this Agreement, disclosing same to other employees of Licensee only to the extent necessary for compliance with this Agreement.

        All Licensor Confidential Information obtained by Licensee shall be considered confidential and will not be disclosed by Licensee to any person without the prior written consent of Licensor. Licensor will provide reasonable confidentiality agreements in the form attached hereto as Schedule G to be signed by Licensee and all employees or sub-contractors of Licensee to whom any Licensor Confidential Information will be disclosed, and Licensee will provide or obtain signatures of such confidentiality agreements as the case may be.

        During the course of its relationship with Licensor, Licensee or its subsidiaries or associates or their employees, agents or consultants may disclose certain proprietary or confidential information to Licensor or its subsidiaries or associates or their employees, agents or consultants. The proprietary or confidential information may be oral or written, may be of a technical or commercial nature, may take the form of plans, drawings, processes, formulae, schedules, reports, projections, analyses, programs, prints, recordings, lists or other compilations of information, and may relate to Licensee, its vendors, employees, stockholders or customers. All of such proprietary information and confidential information is herein collectively called the “Licensee Confidential Information”.

         Any Licensee Confidential Information obtained by Licensor will be considered confidential and will not be disclosed by Licensor to any person without the prior written consent of Licensee. Licensee agrees that the Licensor Confidential Information, and all rights to the Licensor Confidential Information, which has been or will be disclosed to Licensee, as well any improvement or technology using, relating to or incorporating the Licensor Confidential Information shall remain the exclusive property of Licensor, and shall be held in trust for the benefit of Licensor.  Licensee agrees that it will not, directly or indirectly, deal with, use, or exploit the Licensor Confidential Information without Licensor's prior written consent. With regard to any improvement or new technology using, relating to or incorporating the Licensor Confidential Information, Licensee agrees to assign to Licensor all right, title and interest in such improvements or technology, any copyright, trademark, industrial design, patent applications and copyrights, trademarks, industrial designs, patents granted thereto, the sole right to file such applications and Licensee agrees to assist Licensor in obtaining reissues, divisions, renewals or extensions of any such applications and to do any act required to aid Licensor in obtaining and enforcing proper intellectual property protection.

The foregoing restrictions do not apply to information which:

(a)    at the time of disclosure was in the public domain as evidenced by a printed publication or otherwise;
(b)    after disclosure becomes part of the public domain by publication or otherwise, other than by action of the disclosing party;

(c) was in the possession of the disclosing party at the time of disclosure by the disclosing party and was not acquired, directly or indirectly, from the non-disclosing party; or

(d)    the disclosing party rightfully receives from an independent third party who did not receive such information, directly or indirectly, from the other party with limitation or restriction on its use.

The obligations contained in this Article will continue notwithstanding the termination of this Agreement or any confidentiality agreements.

      The products or proceeds of the services performed by Licensee under this Agreement including, but not limited to, documents, written materials, programs, documentation, designs, discs and tapes shall be and remain the property of Licensor and Licensee shall be able to use such written materials, programs, documentation, designs, discs and tapes for the purposes of carrying out its obligations under this Agreement while the Agreement is in effect.

      Licensee will, however, notify Licensor immediately of any alleged, possible, or suspected infringement, passing off, or challenge to the use of any of the Intellectual Property or claim by any person to any rights in any similar trademarks or names of which Licensee is or becomes aware. Licensor agrees to execute any and all instruments and documents, render such assistance and do such acts and things as may be, in the opinion of Licensee, acting reasonably, necessary or advisable to protect and maintain the interests of Licensor in any such litigation or proceedings or to otherwise protect and maintain the interest of Licensor in the Intellectual Property.

Licensee will have the right, but not the obligation, to prosecute infringement of any of the intellectual property related to the Technology at its own expense. Licensee will not settle or compromise any such suit in a manner that imposes any obligations or restrictions on Licensor or grants any rights to any intellectual property of the Technology, without Licensor’s prior written consent. At the time of filing any infringement enforcement action against a third party, Licensor and Licensee will determine how any damages awarded will be distributed between Licensor and Licensee; provided, however, that in no event will Licensor’s distribution be less than an amount that would have been due to Licensor as sublicense fees as if the litigation recovery had been sublicense consideration. In such a situation Licensee will recoup 100% of its entire litigation expenses first before any calculation is made with regard to the division of damages awarded. In the event that Licensee is not successful in winning a litigation case, Licensee may deduct from future royalty and sublicense fees fifty percent of such litigation costs.

2.8 No Agency or Joint Venture. Nothing in this Agreement constitutes or deems the parties to be partners or joint ventures in relation to the distribution or marketing of the Products, nor to create the relationship of principal and agent or master and servant between the parties, or any other form of legal association which would impose liability upon one party for any act or failure to act by the other party.

2.9 Term. The term ("Term") of this Agreement and of the rights, authorities and licenses granted to the Licensee pursuant to this Agreement for (i) the Technology, (ii) any improvements of or to the Technology, or (iii) any product which embodies the Technology or such improvements shall commence upon execution of this Agreement and continue for thirty (30) years, provided that the Licensee is not in breach or default of any of the terms or conditions contained in this Agreement.

2.10 Renewal. Subject to written mutual agreement between Licensor and Licensee, this Agreement may be renewed.

ARTICLE 3

DISTRIBUTION AND COMMERCIALIZATION

FUNDING REQUIREMENTS

3.1Effective Dates.  This Amended License Agreement shall become effective upon execution hereof and continue until the end of the Term provided Licensee has generated revenues net of expenses incurred in the normal course of operations, or has funded, a minimum of Thirty Million Dollars, ($30,000,000) for "distribution and commercialization expenses" in accordance with the following schedule:

(a)	a minimum of Five Million Dollars, ($5,000,000) will be due on August 13, 2014

(b)	a minimum of Seven Million Five Hundred Thousand Dollars ($7,500,000) will be due on August 13,

(c)	a minimum of Ten Million Dollars, ($10,000,000) will be due on August 13, 2016

(d)	a minimum of Ten Million Dollars, ($7,500,000) will be due on August 13, 2017

 It is understood and agreed that any funding in excess of the minimum funding requirement for a particular period shall be automatically credited against the minimum funding requirement for the following funding period.  For clarity, "qualifying research, development and commercialization expenses" shall be those expenses that have been pre-approved by the parties hereof as contributing to the distribution and commercialization of the Technology, improvements and platform embodying the Technology and improvements thereof as mutually agreed upon by the parties to this Agreement.

Distribution and commercialization funding may be extended under terms and conditions mutually agreed between the parties.

ARTICLE 4

LICENSEE’S COMMERCIALIZATION OBLIGATIONS

4.1     Responsibilities.  Licensee shall perform as follows:

(a)	Licensee shall fund payments immediately as they become due for:

(i)      reasonable relocation and resettlement costs of a Licensor platform advisor and other necessary personnel agreed upon between the two parties, to the testing and development locale including the acquisition and transport of prototype materials and required documents or plans;

(ii) legal expenses to a patent attorney firm, mutually agreed upon among the parties, who will provide necessary assistance in due diligence for the patentability of the technology;

(iii) fund the ongoing distribution and commercialization of the Technology and the research, development and commercialization of devices using the Technology;

All of the above expenditures shall be credited to the funding requirements set out in Article 3 and are to be considered immediately available upon need.

(b)        Provide assistance to the Licensor with the procurement of patent protection, including cooperating in registered user application of such other applications or filings as are required to effect necessary patent protection with respect to the Technology. Licensee shall pay patent costs and expenses related to United States and foreign filings, including patent filing, translation, search, prosecution and maintenance costs and fees. Licensee will be billed and will pay directly to patent counsel all documented costs and fees and other charges incident to the preparation, prosecution, and maintenance of any patents, copyrights or trademarks related to the Technology within thirty (30) days after receipt of invoice.  Licensee at its option may register this Agreement with any patent office having jurisdiction.  Licensor will work closely with Licensee to develop a suitable strategy for the prosecution and maintenance of all patents, industrial design, trademarks and copyrights. It is intended that Licensee may interact directly with the selected patent counsel in all phases of patent prosecution, such as preparation, office action responses, filing strategies for continuation or divisional applications, and other related activities. Licensor will provide copies of all documents prepared by the selected patent counsel to Licensee for review and comment prior to filing, to the extent practicable under the circumstances.  Licensor will maintain final authority in all decisions regarding the prosecution and maintenance of any patent, industrial design, trademark or copyright applications. All new patent applications and patents will be in the name of Licensee and owned by Licensee.

(c)       Licensee will use diligent and commercially reasonable efforts to actively   commercialize the Technology.  “Actively commercialize” means having a commercially effective, reasonably funded ongoing and active research, development, manufacturing, marketing and/or sales program directed toward obtaining regulatory approval, production and/or sales of products embodying the Technology in applicable markets.

(d) All payments to Licensor will be made in United States dollars by check payable to the name of Licensor and sent to:

                                                                                 Synergistic Holdings, LLC.
                                                                                 20511 Abbey Drive,
                                                                                 Frankfort, Illinois 60423

All payments shall be subject to applicable withholding taxes, if any.

(e)
Licensee will maintain, and cause its sublicensees to maintain, complete and accurate books and records that enable all royalties payable under the Agreement to be verified. The records for each calendar quarter will be maintained for three (3) years after the submission of each quarterly activity report of Licensor. Each quarterly activity report shall be delivered to Licensor within forty-five (45) days after March 31, June 30, September 30, and December 31, beginning immediately after September 30, 2011 and detail the gross sales revenues for the fiscal quarters ending on the foregoing dates, which report shall be certified by the chief financial officer or similar officer of Licensee even if no payments are due Licensor, giving the particulars of the business conducted by Licensee its sublicensee. In addition, Licensor shall have the right, on an annual basis to request and receive technical information from Licensee sufficient to evidence whether and to what extent Licensee is practicing the claims of the Licensed Patents. Licensor shall have the right to make an enquiry in regard of such reports within 30 days following the receipt of such report and upon the expiry of 30 calendar days from the receipt of such report or 10 calendar days from the receipt of the explanation of any enquiry, such report or explanation shall be deemed to be acceptable and final.

(f)
Upon prior notice to Licensee and its sublicensees, and at Licensor’s expense, Licensor or its representatives or its appointed accountants will have access to such books and records relating to gross sales as necessary to conduct a review or audit of gross sales and verify all royalty reports submitted and royalty payments. Such access will be available to Licensor upon not less than ten (10) days’ written notice to Licensee and its sublicensees, not more than once each calendar year of the Term, during normal business hours, and once a year for three years after the expiration or termination of the Agreement. If an audit of Licensee’s records indicates that Licensee has underpaid royalties by more than (i) three percent (3%), or (ii) five thousand dollars ($5,000), whichever is greater, for the records so audited, Licensee will pay the reasonable costs and expenses incurred by Licensor and its representatives and accountants, if any, in connection with the review or audit, and Licensee will immediately remit such royalties and any accrued interest to Licensor. Further, whenever Licensee and its sublicensees has its books and records audited by an independent certified public accountant, Licensee and its sublicensees will, within thirty (30) days of the conclusion of such audit, provide Licensor with a written statement, certified by said auditor, setting forth the calculation of royalties due to Licensor over the time period audited as determined from the books and records of Licensee.

ARTICLE 5

PROTECTION OF THE LICENSOR’S
INTELLECTUAL PROPERTY

5.1 Licensee hereby acknowledges Licensor’s right, title and interest in the Intellectual Property relating to the Technology.

5.2 Licensee hereby acknowledges that all right, title, interest and goodwill relating to the Intellectual Property inure to Licensor.

5.3 Licensee hereby acknowledges that any rights subsequently acquired with respect to Licensor’s Intellectual Property or similar property is assigned to Licensor.

5.4 Licensee undertakes not to contest the validity of Licensor’s rights in the Intellectual Property.

5.5 Licensee agrees to take no actions which might impair or interfere with Licensor’s rights in the Intellectual Property.

5.6 Licensee agrees not to seek, independently of Licensor, any trade mark, copyright, patent, or industrial design registrations anywhere in connection with the Intellectual Property or similar property.

5.7 Licensee agrees not to adopt or use any property similar to the Intellectual Property during the Term of this Agreement and thereafter.

5.9 Licensee agrees not to use the Intellectual Property in an unauthorized manner and, in particular, not to use it in Licensee’s name or as a name or part of a name of any other corporate legal entity, except that Licensee, may elect to use the company name or part of the company name of Licensor in Licensee’s name, with the prior written consent of Licensor, which consent will not be unreasonably withheld.

5.10 Licensee acknowledges that the grant of License is subject to the terms of this Agreement, and a breach of this Agreement constitutes an infringement of the Licensor’s Intellectual Property.

5.11 Licensee agrees to affix notices indicating Licensor's ownership of Licensor's Intellectual Property on licensed products and all packaging, advertising, promotional and other materials bearing Licensor's Intellectual Property in such form as is requested by Licensor.

5.12 Licensee hereby acknowledges the uniqueness of the Intellectual Property, and the difficulty of assessing damages from the unauthorized use of the Intellectual Property and the propriety of injunctive relief.

5.13 Licensor represents and warrants to Licensee that it is the sole owner or has exclusive rights to the Intellectual Property and the Technology as described in Schedules “A” and “B” and has third party obligations as defined in Schedule “B”  (Licensor’s third party obligations), that such Intellectual Property and Technology do not infringe on the intellectual property of any other person, and that all registrations with respect thereof are in good standing, valid and enforceable, and with support from Licensor, Licensee will, at its sole expense, take all reasonable steps to secure and protect the Intellectual Property and the Technology, including without limitation the defense of any claims against Licensee in relation to the Intellectual Property and the Technology, in accordance with agreement.

5.14 Licensee and Licensor shall cooperatively use their commercially reasonable efforts to achieve procurement of trade mark, copyright and industrial design protection with respect to the Intellectual Property, as applicable, including cooperating in registered user application of such other applications or filings as are required to effect necessary trade mark, copyright, patent and industrial design protection at Licensee’s expense.

5.15  Licensee and Licensor shall immediately notify each other of all unauthorized uses, infringements, imitations and any other claims against the interests of Licensor and Licensee and assist each other in the enforcement of trade-mark, copyright, patent and industrial design protection relating to the Intellectual Property.

5.16 Each of Licensor and Licensee shall have the right, but not the obligation, to decide whether to take action against infringements and imitations or defend against any action with respect to the Intellectual Property, and Licensee shall cooperate in any such action or defense.

5.17 Licensor represents and warrants that it has the right to grant the License to Licensee in accordance with the terms of this Agreement.

5.18 Licensor represents and warrants that entering into this Agreement does not violate any rights or obligations existing between Licensor and any other entity.

5.19 Licensee and Licensor shall be required to use industry standard non-disclosure agreements or mutually acceptable non-disclosure agreements when dealing with third parties in order to safeguard and protect Intellectual Property.

ARTICLE 6

LICENSOR'S OBLIGATIONS

6.1 Licensor's Indemnity. Licensor will indemnify and save Licensee harmless from and against any and all reasonably foreseeable claims, causes of action, damages, awards, actions, suits, proceedings, demands, assessments, judgments, as well as any and all costs and legal and other expenses incidental to the foregoing, arising out of:

(a)	Any act, default or breach on the part of Licensor or its officers, employees, servants, agents and representatives under the terms of this Agreement; and

(b)	Any claims of intellectual property infringement arising out of the commercialization of the Technology to the extent that the potential for such specific claims were actually known by the Licensor or should have been known and were not disclosed to Licensee; or to the extent expressly waived by Licensee in writing if such claims were disclosed to Licensee.

6.2 Compliance with Laws. Licensee will at all times during the Term fully comply with all laws, bylaws, regulations of any competent authority that affect or are likely to affect the due performance and observance of Licensee's obligations in this Agreement in the sale, distribution and use of the Licensed Products.

ARTICLE 7

INTELLECTUAL PROPERTY

7.1 Ownership of Intellectual Property. Based on Licensor's representation and warranty provided in Section 10.1 as well as any future technology patents being granted, Licensee acknowledges except as described in Schedule “B” that Licensor is the sole and beneficial proprietor of the Intellectual Property.

7.2 Use of Name. Use of name or other proprietary trade dress of Licensor or any of its subsidiaries by Licensee shall be subject to the prior written approval of Licensor or any of its subsidiaries.

7.3 No Copies. Except in furtherance of the research, development and commercialization of the Technology, Licensee shall not, and shall not authorize any sublicensee or third part to, copy, reverse engineer, decompile, disassemble, reconstruct, decrypt, modify, update, enhance, supplement, translate or adapt the Licensed Products and shall take all reasonable precautions so as not to allow other parties to do so.

7.4 Improvements. Any improvements to any Licensed Product or future products, regardless of the source, are the property of Licensor or any of its subsidiaries unless otherwise agreed in writing, and shall be communicated promptly to Licensor or any of its subsidiaries and will be licensed to Licensee for the Term of this Agreement as set forth in Section 2.9 hereof.

ARTICLE 8

REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1 Licensor represents and warrants to Licensee that it is the sole owner or has executive right to  the Intellectual Property as described in Schedules “A” and “B” and has third party obligations as defined in Schedule “B” and that such Intellectual Property does not infringe on the Intellectual Property of any other person and at Licensee's expense, Licensee together with the cooperation of Licensor shall take all reasonable steps to secure and protect the Intellectual Property and the Technology, including without limitation the defense of any claims against the Licensee in relation to the Intellectual Property and the Technology.

8.2 To the knowledge of Licensor, there are no claims other than defined in Schedule “B” of any nature or description related to the Intellectual Property and all registrations with respect to the Intellectual Property are in good standing and are valid and enforceable.

8.3 Licensor agrees to use its best efforts to obtain all required patent and industrial design protection for the Intellectual Property not previously obtained.

8.4 Licensor will agree to maintain its intellectual property rights in the Technology free and clear of all liens and encumbrances and that no lien, encumbrance, mortgage or debt instrument of any kind, nature or description shall be incurred other than described in Schedule “B” without the prior written consent of Licensee;

8.5 To the extent it shall not adversely affect the attorney-client relationship, Licensor shall ensure that any retention arrangement with any patent agent shall provide that Licensee shall at all times be copied on any correspondence with any patent office and that Licensee shall have free and unfettered access to the working files of such patent agent and may make such enquiries with the patent agent as is necessary for the maintenance of its continuous disclosure record with its shareholders and the making of any decision by Licensee for any payments hereunder;

8.6 Licensor represents and warrants that it has the right to grant the License pursuant to the terms of this Agreement and that entering into this Agreement does not violate any rights or existing obligations between Licensor and any other entity.

8.7 Licensor represents and warrants that it is a limited liability company in good standing under the laws of the State of Illinois and has full authority to enter into this Agreement without any breach of its governing documents or any applicable law.

8.8 Licensee represents and warrants that it is a corporation in good standing under the laws of the State of Delaware and has full authority to enter into this Agreement without any breach of its governing documents or any applicable law.

ARTICLE 9

FORCE MAJEURE

9.1 Definition of Force Majeure. For the purpose of this Agreement, force majeure means any act, event or cause, except in relation to obligations to make payments under this Agreement, beyond the reasonable control of the party affected by that force majeure including, without limitation, any act of God or any public enemy, fire, flood, explosion, landslide, epidemic, breakdown of or damage to plant, equipment or facilities, inability to obtain or unavailability of or damage to materials, ingredients or supplies, strikes, labor disputes, war, sabotage, riot, insurrection, civil commotion, national emergency and martial law, expropriation, restraint, prohibition, embargo, decree or order of any government, governmental authority or court.

9.2 Notice of Force Majeure. A party (in this Agreement called the "Affected Party") will inform the other party in writing within seven days of becoming affected by any force majeure that has or is likely to have any substantial detrimental effect on the ability of the Affected Party to perform any or all of the terms and conditions contained in this Agreement and will give particulars of the force majeure and the likely duration of the force majeure and of any likely or resulting disability or effect of that force majeure.

9.3 Time for Performance. The time for performance of the obligations of an Affected Party will be extended for the period of the force majeure if appropriate.

ARTICLE 10

TERMINATION

10.1 Termination on Default.  If any of the Parties are in breach or default of the terms or conditions contained in this Agreement and do not rectify or remedy that breach or default within 90 days from the date of receipt of notice by the other party requiring that default or breach to be remedied, then the other party may give to the party in default a notice in writing terminating this Agreement but without, in any way, limiting or affecting the rights or liabilities of the parties or either of them that have accrued to the date of termination.  However, the party to whom notice of default has been delivered shall have the right to contest the termination in a court of law and any such termination shall not become effective until a final decision has been rendered by a court of competent jurisdiction that the alleged breach is actual and that the party to which a notice of default has been delivered, has not effectively cured the default.

10.2 Optional Termination by Licensee. Licensee may, at its option, terminate this Agreement at any time by doing the following:

(a)	by ceasing to use the Technology and offer the services facilitated by any Licensed Products;

(b)
by giving sixty (60) days prior written notice to Licensor of such cessation and of Licensee’s intent to terminate, and upon receipt of such notice, Licensor may immediately begin negotiations with other potential licensees and all other obligations of Licensee under this Agreement will continue to be in effect until the date of termination;

(c)	tendering payment of all accrued royalties and other payments due to Licensor as of the date of the notice of termination; and

(d)	evidencing to the Licensor that provision has been made for any prospective royalties and other payments to which Licensor may be entitled after the date of termination.

10.3 Partial Termination by the Licensor.  Notwithstanding Section 10.1, if Licensee is in breach or default of the terms or conditions contained in this Agreement and does not rectify or remedy that breach or default within 90 days from the date of receipt of notice by Licensor requiring that default or breach to be remedied, then Licensor, may alter License granted by this Agreement with regards to its exclusivity, its territorial application and restrictions on its application.

10.4 Termination in Other Events.  Without in any way limiting any other provision of this Agreement, either Licensor or Licensee may terminate this Agreement by notice in writing to the other if an order is made by a court or other competent authority for the winding up or dissolution of Licensee.

10.5 Survival. Upon the termination of this Agreement:

(a)
Licensee will immediately cease use of the Intellectual Property; provided however, after the effective date of termination, Licensee may sell all Licensed Products and parts thereof that it has on hand at the effective date of termination; provided, however, that Licensee’s royalty obligations will continue until all Licensed Products have been sold;

(b)	Nothing in this Agreement will be construed to release either party from any obligation that matured prior to the effective date of termination; and

(c)	The provisions of Articles 5, 6, 7 and 8 shall survive any termination or expiration of this Agreement

ARTICLE 11

GENERAL

11.1  Notices. All notices or other communications required or permitted to be given under this Agreement must be in writing and delivered by e-mail, courier or facsimile to the address for each party as specified above or in the case of delivery by facsimile, as follows:

 If to Licensee:

Accelera Innovations, Inc.
1840 Gateway Drive, Suite 200
Foster City, CA 94404
Attention: John Wallin
Facsimile: 650-378-1232
E-mail: jwallin@amsadvisorsllc.com

If to Licensor:

Synergistic Holdings, LLC.
20511 Abbey Drive,
Frankfort, Illinois 60423
Attention: Geoff Thompson
Facsimile:
E-mail: geoff@gwsfs.com

Any party may designate a substitute address for the purpose of this section by giving written notice in accordance with this section. Any notice delivered in this fashion will be deemed to have been given when it is actually received.

11.2 Time of Essence. Time is of the essence of this Agreement.

11.3  Further Assurances. Each of the parties hereby covenants and agrees that at any time and from time to time it will, upon the request of the other party, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required for the better carrying out and performance of all the terms of this Agreement.

11.4  Each party recognizes that the employees of the other party, and such employees' loyalty and service to such party, constitute a valuable asset of such party. Accordingly, each party agrees not to make any offer of employment to, nor enter into a consulting relation with, any person who was employed by the other party within three years after the cessation of such person's employment by the other party.

11.5 Subject to the limitations hereinbefore expressed, this Agreement will inure to the benefit of and be binding upon the parties and their respective successors and assigns.

11.6 There are no oral conditions, representations, warranties, undertakings or agreements between Licensor and Licensee. No modifications to this Agreement will be binding unless executed in writing by the parties. No waiver of any provision of this Agreement will be construed as a waiver of any other provision hereof nor shall such a waiver be construed as a continuing waiver. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together constitute one and the same instrument. This Agreement will be governed by the laws of the State of Florida. Unless otherwise stated, all dollar amounts referred herein shall be in the lawful currency of the United States. If any clause or provision of this Agreement is declared invalid or unenforceable, the remainder of this Agreement will remain in full force and effect. Headings used in this Agreement are for reference purposes only and will not be deemed to be a part of this Agreement. This Agreement will not be construed as creating a partnership, joint venture or agency relationship between the parties or any other form of legal association which would impose liability upon one party for any act or failure to act by the other party.

IN WITNESS WHEREOF the following parties have executed this Agreement:

ACCELERA INNOVATIONS, INC.

/s/ John Wallin
By:  John Wallin, CEO/Director

 SYNERGISTIC HOLDINGS, LLC.

/s/Geoff Thompson
By: Geoff Thompson, Director

Schedule “A”

Binary Spectrum Technology Overview

Private Label Applications

Accelera EMR-  A certified Electronic Medical Record application used primarily in physician offices to automate the patient’s clinical chart and meet the ARRA (Federal Mandated Meaningful Use) criteria.

Accelera PM- The Practice Management application used primarily in physician offices to automate the physician’s revenue cycle management system.

Accelera Patient Portal—The Patient Portal application used as a communication tool between patient and physician office staff. This application allows the patient to access their medical record information in a secure environment.

Accelera HIE- The Health Information Exchange application will allow all providers and payors of healthcare to exchange secure data by creating the continuum of care for the patient, and decreasing healthcare cost .

Accelera ACO – The Accountable Care Organization application needed to operate an ACO environment. This application offers the ACO business the ability to report to CMS the usage of Medicare benefits and provides tools to lower the cost of patient care.

Accelera HIS- The Hospital Information System application includes all applications to manage any hospital information system. The department applications included in the HIS are as follows:

Patient Master; Appointments, Outpatient Management; Inpatient Management; Emergency Department; Patient Billing; Claims Management; Provider Fee Management; Accounts Receivable; Duplicate Registration; Medical Records; System Master; System Configuration, Resource Scheduler; CPOE; Clinical Decision Support System; Clinical Documentation; Barcode Medication Administration; Laboratory Management System; Radiology System; PACS; Pharmacy Management System; Materials/Supply Management System; Operating Room Management System; Nursing Management; Blood Bank System; Dietary Management System; Hospital Patient Portal.

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Schedule “B”

Licensor’s Third Party Obligations

LICENSE AGREEMENT BETWEEN BINARY SPECTRUM ACQUISITION LLC. AND BINARY SPECTRUM SOFTTECH PVT. LTD.

This LICENSE AGREEMENT (hereinafter referred to as the "Agreement") is made and entered into on March 26,2012 (“Effective Date”) by and between Binary Spectrum Softech Pvt. Ltd., herein referred to as (“Binary” or “Licensor”), a corporation organized under the laws of India with offices located at 2/10, Ajay Plaza, 1st Main, NS Palya, Bannerghatta Road, Bangalore 560 076, India, and Binary Spectrum Acquisition, LLC herein referred to as (“Acquisition” or “Licensee”), an Illinois limited liability company, having an address of 20511 Abbey Drive, Frankfort, Illinois 60423.

WITNESSETH

WHEREAS, Binary is a Bangalore, India based leading software solutions provider and technology services company;

WHEREAS, Binary has developed and owns various Proprietary Products, that are described more fully below and set forth in Exhibit A;

WHEREAS, Acquisition desires that Binary develop a custom private label version of the above mentioned Proprietary Products owned by Binary and built, customized and integrated to Acquisition’s specifications, and said customized products shall be referred as the Binary Platform.

WHEREAS,                      Acquisition desires to obtain a worldwide, exclusive customized license to use, customize, market and sell products based upon the Proprietary Products and technology owned by Binary and described more fully below; and

NOW, THEREFORE, Binary and Acquisition hereby agree as follows:

ARTICLE I

RECITALS AND DEFINITIONS

Section 1.01 – Recitals:  The above recitals and identification of parties are true and correct.

Section 1.02 – Definitions:  As used in this Agreement, the terms set forth below shall be defined as follows:

(1)           Additional Price (“AP”):  The portion of the purchase price payable in addition to the License Fee for the Software.

(2)           License Fee:  The purchase price payable for licensing the BINARY PLATFORM.

(4)           Contract Term:  The period of time starting with the Effective Date and continuing until this Agreement is cancelled or terminated as provided under Article VII.

(5)           Customer:  A customer, licensee, or sublicensee of Acquisition using Platform also referred to as an “End-user.”

(6)           Customization Services:  The term “Customization Services” shall mean those services provided by Binary to Acquisition for the development of Enhancements as provided under Section 3.01 and Article IV of this Agreement.

Schedule B - Page 1

(7)           Binary Platform:   The term "Binary Platform” shall include all of the customized Proprietary Products as contained and identified in Exhibit A.  This includes, but is not limited to the related source code, software, copyrights, trademark and service marks including, without limitation all executable code, meaning the fully-compiled version of the Proprietary Products and Technology and software program that can be executed by a computer and used by an end user without further compilation.  The Proprietary Products and Technology shall also include without limitation all related and necessary algorithms, concepts, data, designs, developments, discoveries, inventions or innovations, whether or not patentable; and object models and modeling tools, HTML code, methods, executable code, source code, procedures, programs, techniques, text, industrial design, engineering designs, concepts, models, trade secrets, know-how and show how, and includes any new technology or products derived by Binary or any of its subsidiaries as related to the  and the executable code, object code and source code including, without limitation those Proprietary Products and Technology generally identified in Exhibit A.

(8)           End-User:  The term "End-User" shall mean any entity which sublicenses the Platform solely for its own use and not for further resale or distribution.

(9)           Customization:  The term “Customization” shall mean the executable code, object code and source code developed by Binary under a Customization Order.

(10)           Customization Order:  The term "Customization Order" shall mean an order in substantially the form attached hereto as Exhibit C, which is created and signed by Acquisition and delivered to Binary pursuant to Article IV.

(11)           License:  The term “License” shall mean the exclusive rights granted herein by Binary to Acquisition to use, modify, customize, and sell the Binary Platform in accordance with Article II of this Agreement.

(12)           Sublicense Fee:  The term "Sublicense Fee" shall mean the sum of money paid by an End-User to Acquisition or its licensee for a sub-licensee to use the Binary Platform software.

(13)           Services:  The term "Services" shall mean the Customization Services and Advisory Services.

(14)           Software:  The term "Software" shall mean Binary Platform’s executable code, object code and source code for the Binary Platform which is proprietary to Binary

(15)           Test Date:  The term "Test Date" shall mean the date and Customization as implemented by Binary on a computer designated by Acquisition pursuant to Section 4.06.

(16)           Value Added Reseller or VAR:  A vendor to whom a license is granted to market and relicense the Binary Platform, in object code form only, as part of, or integrated by the VAR into, systems including other software and/or hardware manufactured or marketed by the VAR.

(17)  Product: refers to Binary’s software namely Binary Platform

ARTICLE II

LICENSE GRANTED TO ACQUISITION

Section 2.01 – Object Licenses:  As of the Effective Date, Binary hereby grants to Acquisition the exclusive worldwide license to make, use, market, maintain and support the Binary Platform to an unlimited number of End-Users, Sub Licensees, and Value Added Resellers and to further grant to Acquisition’s Value Added Resellers the license and right to further make, use, market, sublicense, maintain and support the Binary Platform to End-Users.

Schedule B - Page 2

Section 2.02 – Customization Licenses:  In addition to the rights granted to Acquisition pursuant to Section 2.01, customization rights are granted, effective on the date that the initial License Fee payment is paid and accepted in full:

(1)           Binary grants to Acquisition in addition to the rights granted pursuant to Section 2.01 hereof, an exclusive customized world wide and perpetual, license to use, enhance and modify the Binary Platform in any fashion or manner that Acquisition deems necessary or advisable to enable Acquisition or its sublicenses and assigns to make, use, enhance, modify, create, and support the Binary Platform and an unlimited number of the Binary Platform Derived Products in accordance with the terms and conditions of this Agreement.

(2)           Binary grants to Acquisition an exclusive customized license to make, use, market, maintain and support Acquisition Derived Products to End-Users.

(3)           Binary grants Acquisition a exclusive customized license to make, use, market, maintain and support the Binary Platform and the Binary Platform Derived Products to its licensees and Value Added Resellers, and to further grant to such Value Added Resellers and other licensees the license and right to further make, use, market, sublicense, maintain and support the Binary Platform and the Binary Platform Derived Products to End-Users.

Section 2.03 –  Source Licenses:  The Customized License granted in this Agreement will become the Private Labeled applications of Acquisition and the intended third party beneficiaries Synergistic Holdings, LLC and Accelera Innovations, Inc. shall have, the right after final payment has been paid to Binary Spectrum, to grant to any third party the rights in the Binary Platform source code to the same extent granted to Acquisition pursuant to Section 2.02(1).

ARTICLE III

SERVICES

Section 3.01 – Services:  Binary shall provide the following Services to Acquisition at a payment schedule defined in later sections.

Section 3.01 – Customization:  Binary shall develop and implement customization to the BINARY PLATFORM in accordance with Article IV ("Customization Services").

Section 3.03 – Support & Training:  Binary shall provide support and training to Acquisition personnel as required for its implementation and maintenance and using the Binary Platform at additional cost which is more specifically identified as Additional Price.

Section 3.04 – Maintenance & Updates:  Binary will provide maintenance, updates, and bug fixes for the Binary Platform including customization.  Acquisition will provide Binary with the necessary access to its computers and hardware to perform maintenance, updates and bug fixes.

Section 3.05 – Hardware Maintenance & Support:  Binary will provide technical advice to Acquisition personnel in maintaining and supporting the necessary hardware infrastructure at additional cost.

Schedule B - Page 3

ARTICLE IV

CUSTOMIZATION SERVICES

Section 4.01 – Requirements Statement: A Requirements Statement shall be developed for each Enhancement under a Customization Order as follows:

(1)           Customization Order:  Acquisition shall issue a written Customization Order describing the proposed Customization.

(2)           Recommendation:  Binary shall develop a recommended Requirements Statement based upon the description of the Customization in the Customization Order after receipt of the Customization Order.

(3)           Review:  After issuance of the recommended Requirements Statement, Binary and Acquisition shall jointly review the recommended Requirements Statement.

(4)           Changes: Binary shall review the Statement of Changes in consultation with Acquisition and shall use the Statement of Changes in developing a final Requirements Statement.

Section 4.02 – Customization Coding:  Based upon the Requirements Statement as approved by Acquisition, Binary shall establish a schedule for developing source code and object code for the Customization (“Customization Coding”).  The Schedule shall be subject to the mutual agreement of Acquisition and Binary. Binary shall complete coding for the Customization as set forth in the Schedule and as mutually agreed.

Section 4.03 – Initial Testing:  Per the mutually agreed upon schedule and after completion of Customization Coding, Binary shall test the Customization for compliance with the Enhancement Order, Requirements Statement, Design and Manual.  Binary shall demonstrate the Enhancement to Acquisition personnel.

Section 4.04 – Implementation: Upon written approval by Acquisition of the initial testing performed under Section 4.03, and receipt by Binary of a written request from Acquisition for the implementation of the Enhancement, Binary shall implement the Enhancement on such computer(s) as may be designated by Acquisition, which computer(s) may be Acquisition’s main server and/or any other computer at Acquisition or a Customer’s location, in accordance with a schedule established by Acquisition.

Section 4.05 – Expenses and Costs:  Except as otherwise approved by Acquisition in writing or specifically provided in other sections of this Agreement, all taxes, insurance, postage, travel and shipping costs as well as travel and per diem costs incurred by Binary in conjunction with this Agreement shall be paid by Acquisition.  Binary Spectrum may also develop additional modules and perform product management skills at additional development fees in time and material management basis at a rate of forty dollars ($40) per hour.  An additional fee of Two Hundred Thousand and 00/100 Dollars ($200,000) shall be paid by Acquisition for Support and Maintenance.  Acquisition will also pay all applicable Value added or Sales taxes or similar charges relating to the software and services as provided under this Agreement.  All services related payments are due immediately upon receipt by Acquisition of an invoice from Binary. Payment of all applicable fees is a pre-requisite to the renewal of the Term of this Agreement. All payments under this Agreement shall be made in U.S. dollars. All sums due and payable under this Agreement that remain unpaid after thirty (30) days from the date on which Acquisition receives the corresponding invoice from Binary will accrue interest at a rate of one and a half percent (1.5%) per month or the maximum amount allowed by law, whichever is less.

Section 4.06 – Invoicing:  Binary shall invoice Acquisition monthly for fees in rendering Customization Services.  Acquisition shall pay any such invoice in full within ten (10) days of approving such invoice for payment.

Schedule B - Page 4

ARTICLE V

DELIVERABLES

Section 5.01 – Method of Delivery:  Binary shall deliver all Deliverables including, without limitation the Binary Platform and all related, data files, and executable code by electronic mail or other electronic means as and when they become available for immediate delivery.

Section 5.03 – Time of Delivery:  The initial version of the Binary Platform with all Included Customizations shall be delivered within the timeframe agreed upon by the parties.  All other Customization shall be delivered in accordance with the schedules developed pursuant to this Agreement.

ARTICLE VI

CONSIDERATION

Section 6.01 – License Fee:  The License Fee shall be Sixteen Million Dollars, ($16,000,000), paid as follows:

(1)           The initial License Fee payment of Three Million and Three Hundred Thousand Dollars ($3,300,000), will be paid to Binary Spectrum on or before Ninety (90) days following contract execution with a 90 day invoice to pay. In addition, a software net revenue share of Fifteen Percent (15%) will be paid to Binary Spectrum until the next scheduled payment is invoiced and paid.

(2)            Acquisition shall pay Six Million and Three Hundred Thousand Dollars ($6,300,000) to Binary Spectrum one (1) year after first payment anniversary. In addition, a software net revenue share of Ten Percent (10%) will be paid to Binary Spectrum until the next and final scheduled payment is invoiced and paid.

(3)            Acquisition shall pay the final payment of Six Million and Four Hundred Thousand Dollars ($6,400,000) to Binary Spectrum two (2) years after first payment anniversary In addition, when invoice has been paid to Binary Spectrum, all software net revenue sharing will be discontinued.

ARTICLE VII

TERM/DEFAULT/REMEDIES

Section 7.01 – Term:  The term ("Term") of this Agreement and of the rights, authorities and licenses granted to Acquisition pursuant to this Agreement for (i) the Technology, (ii) any improvements of or to the Technology, or (iii) any product which embodies the Technology or such improvements shall commence upon execution of this Agreement and continue for thirty (30) years, provided that the Licensee is not in breach or default of any of the terms or conditions contained in this Agreement.

Section 7.02 – Renewal:  Subject to the written mutual agreement of Licensor and Licensee, this Agreement may be renewed.

Section 7.03 – Te

Schedule B - Page 5

rritory:  This Agreement shall be held valid, applicable and exclusive worldwide.

Section 7.04 – Termination on Default:  If any of the Parties are in breach or default of the terms or conditions contained in this Agreement and do not rectify or remedy that breach or default within ninety (90) days from the date of receipt of notice by the other party requiring that default or breach be remedied, then the other party shall notice the defaulting party in writing of the termination of this Agreement.  Said termination shall not in any way, limit or affect the rights or liabilities of either of the parties that may have accrued prior to the date of termination.  However, the party to whom notice of default has been delivered shall have the right to contest the termination in a court of law, and any such termination shall not become effective until a final decision has been rendered by a court of competent jurisdiction that the alleged breach is actual and that the party to which a notice of default has been delivered, has not effectively cured the default.

Section 7.05 – Optional Termination by Licensee:  Licensee may, at its option, terminate this Agreement at any time by doing any of the following:

(1)           By ceasing to use the Technology or offering the services facilitated by any Licensed Products; and

(2)           By giving sixty (60) days prior written notice to Licensor of such cessation and of Licensee’s intent to terminate, and upon receipt of such notice, Licensor may immediately begin negotiations with other potential licensees.  However, all other obligations of Licensee under this Agreement will continue to be in effect until the date of termination.

Section 7.06 – Partial Termination by Licensor:  If Acquisition is in breach or default of the terms or conditions contained in this Agreement and does not rectify or remedy that breach or default within 90 days from the date of receipt of notice by Licensor requiring that default or breach to be remedied, then Licensor, may alter the License granted by this Agreement with regard to its exclusivity, its territorial application or other potential restrictions on its application.

Section 7.07 – Termination in Other Events:  Without in any way limiting any other provision of this Agreement, either Licensor or Acquisition may terminate this Agreement by notice in writing if an order is made by a court or other competent authority for the winding up or dissolution of Acquisition.

Section 7.08 – Survival:  Upon the termination of this Agreement:

(1)           Acquisition will immediately cease use of the Intellectual Property; provided however, after the effective date of termination, Acquisition may sell all Licensed Products and parts thereof that it has on hand at the effective date of termination; provided, however, that Acquisition’s royalty obligations will continue until all Licensed Products have been sold; and

(2)           Nothing in this Agreement will be construed to release either party from any obligation that matured prior to the effective date of termination.

ARTICLE VIII

CONFIDENTIALITY AND PROPRIETARY RIGHTS

Section 8.01 – Ownership and Title:  Title to the Binary Platform Software and the Documentation including ownership rights to all patents, copyrights, trademarks, service marks and trade secrets related thereto shall be the exclusive property of Binary.  A non-redistributable title to the Binary Platform software upon receipt of payment of License Fee will be given to Acquisition, which shall include ownership rights to patents, copyrights, trademarks, service marks and trade secrets. Until Acquisition fulfills the initial License Fee payment, title to such customizations shall be the property of Binary subject to the rights and license granted to Acquisition in this Agreement.

Schedule B - Page 6

Section 8.02 – Confidentiality: Binary acknowledges that its entire knowledge of the technology and the business of Acquisition, including, without limitation, the contents of any Documents (defined as all media content, distribution platforms, distribution contracts, drawings, specifications, blueprints, programs and other material in electronic form or otherwise relating in any manner to the Binary Platform, Software or the Technology) and periodic updates or revisions, in effect from time to time and the designs, plans, prototypes, specifications, standards and operating procedures for the Technology, will be derived from information disclosed to Binary by Licensor in confidence and that the Documents and such other information are confidential information and/or trade secrets of the Licensor (all of which is herein collectively called the "Licensor Confidential Information") except where such information is in the public domain or is information describing generally accepted business, engineering or manufacturing practices. Accordingly, Binary agrees that it will maintain the absolute confidentiality of the Intellectual Property, the Documents and such other information, both during and after the term of this Agreement, disclosing same to other employees of Binary only to the extent necessary for compliance with this Agreement.

All Licensor Confidential Information obtained by Binary shall be considered confidential and will not be disclosed by Binary to any person without the prior written consent of Licensor. Licensor will provide reasonable confidentiality agreements as provided for in the form attached hereto as Schedule C to be signed by Binary and all employees or sub-contractors of Binary to whom any Licensor Confidential Information will be disclosed, and Binary will provide or obtain signatures of such confidentiality agreements as the case may be.

During the course of its relationship with Licensor, Binary or its subsidiaries or associates or their employees, agents or consultants may disclose certain proprietary or confidential information to Licensor or its subsidiaries or associates or their employees, agents or consultants. The proprietary or confidential information may be oral or written, may be of a technical or commercial nature, may take the form of plans, drawings, processes, formulae, schedules, reports, projections, analyses, programs, prints, recordings, lists or other compilations of information, and may relate to Binary, its vendors, employees, stockholders or customers. All such proprietary information and confidential information is herein collectively called the “Binary Confidential Information.”

Any Licensor Confidential Information obtained by Licensor will be considered confidential and will not be disclosed by Licensor to any person without the prior written consent of Binary. Binary agrees that the Licensor Confidential Information, and all rights to the Licensor Confidential Information, which has been or will be disclosed to Binary, as well any improvement or technology using, relating to or incorporating the Licensor Confidential Information shall remain the exclusive property of Licensor, and shall be held in trust for the benefit of Licensor.  Binary agrees that it will not, directly or indirectly, deal with, use, or exploit the Licensor Confidential Information without Licensor's prior written consent. With regard to any improvement or new technology using, relating to or incorporating the Licensor Confidential Information, Binary agrees to assign to Licensor all right, title and interest in such improvements or technology, any copyright, trademark, industrial design, patent applications and copyrights, trademarks, industrial designs, patents granted thereto, the sole right to file such applications and Binary agrees to assist Licensor in obtaining reissues, divisions, renewals or extensions of any such applications and to do any act required to aid Licensor in obtaining and enforcing proper intellectual property protection.

The foregoing restrictions do not apply to information which:

(1)           At the time of disclosure was in the public domain as evidenced by a printed publication or otherwise;

(2)           After disclosure becomes part of the public domain by publication or otherwise, other than by action of the disclosing party;

Schedule B - Page 7

(3)           Was in the possession of the disclosing party at the time of disclosure by the disclosing party and was not acquired, directly or indirectly, from the non-disclosing party; or

(4)           The disclosing party rightfully receives from an independent third party who did not receive such information, directly or indirectly, from the other party with limitation or restriction on its use.

The obligations contained in this Article will continue notwithstanding the termination of this Agreement or any confidentiality agreements.

The products or proceeds of the services performed by Binary under this Agreement including, but not limited to, documents, written materials, programs, documentation, designs, discs and tapes shall be and remain the property of Acquisition and Binary shall be able to use such written materials, programs, documentation, designs, discs and tapes for the purposes of carrying out its obligations under this Agreement while the Agreement is in effect.

Binary will, however, notify Acquisition immediately of any alleged, possible, or suspected infringement, passing off, or challenge to the use of any of the intellectual property related to the Binary Platform or licensed technology or claim by any person to any rights in any similar trademarks or names of which Binary is or becomes aware. Licensor agrees to execute any and all instruments and documents, render such assistance and do such acts and things as may be, in the opinion of Binary, acting reasonably, necessary or advisable to protect and maintain the interests of Licensor in any such litigation or proceedings or to otherwise protect and maintain the interest of Licensor in the Intellectual Property.

Binary will have the right, but not the obligation, to prosecute infringement of any of the intellectual property related to the Binary Platform or licensed technology at its own expense. Binary will not settle or compromise any such suit in a manner that imposes any obligations or restrictions on Licensor or grants any rights to any intellectual property of the Binary Platform or licensed technology, without Licensor’s prior written consent. At the time of filing any infringement enforcement action against a third party, Licensor and Binary will determine how any damages awarded will be distributed between Licensor and Binary; provided, however, that in no event will Licensor’s distribution be less than an amount that would have been due to Licensor as sublicense fees as if the litigation recovery had been sublicense consideration.  In such a situation, Binary will recoup 100% of its entire litigation expenses first before any calculation is made with regard to the division of damages awarded. In the event that Binary is not successful in winning a litigation case, Binary may deduct and set off from future license fees of such litigation or settlement costs.

Binary and Acquisition each acknowledge that it and its employees or agents may, in the course of performing its responsibilities under this Agreement, be exposed to or acquire information which is proprietary to or confidential to either of the parties or their affiliated companies or clients. Both parties agrees to hold such information in strict confidence and not to copy, reproduce, sell, assign, license, market, transfer or otherwise dispose of, give or disclose such information to third parties or to use such information for any purposes whatsoever. Both parties shall advise their employees and agents of their obligations to keep such information confidential and to require each such employee or agent having access to confidential information to sign a statement acknowledging his/her confidentiality obligations pursuant to this Section.  Binary also agrees that, except as otherwise expressly provided in this Agreement, the Deliverables provided under this Agreement, in whatever form, shall be owned by and constitute valuable trade secrets and confidential information of Acquisition for which Acquisition has paid substantial funds in order to obtain or maintain a competitive market position. All such confidential and proprietary information described herein and any Deliverable provided hereunder, in whatever form, are hereinafter collectively referred to as "Confidential Information."  Each party shall use its best efforts to assist the other in identifying and preventing any unauthorized use or disclosure of any Confidential Information. Without limitation of the foregoing, both parties shall advise immediately in the event they learn or have reason to believe that any person who has had access to Confidential Information has violated or intends to violate the terms of this Agreement and both parties shall at their own expense cooperate with Acquisition in seeking injunctive or other equitable relief in the name of Acquisition or Binary against any such person.

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Section 8.03 – Non-Disclosure:  Binary agrees that, except as directed by Acquisition, Binary will not at any time during or after the term of this Agreement or thereafter disclose any Confidential Information to any person, or permit any person to examine and/or make copies of any reports or any documents prepared by Binary or that come into Binary’s possession or under Binary’s control by reason of Binary’s services, and that upon termination of this Agreement or at Acquisition’s request, Binary will turn over to Acquisition all documents, papers and other matter in Binary’s possession or under Binary’s control that contain or relate to such Confidential Information. Confidential information shall not be deemed to include information which (i) is or becomes (other than by disclosure by Binary) publicly known; or (ii) is a publicly available document.

Section 8.04 – Injunctive Relief:  Binary acknowledges that breach of this Article, including disclosure of any Confidential information, or disclosure of other information which, at law or in good conscience or equity, ought to remain confidential, will give rise to irreparable injury to Acquisition or the owner of such information, inadequately compensable in damages.  Accordingly, Acquisition or such other party may seek and obtain injunctive relief against the breach or threatened breach of the foregoing undertakings, in addition to any other legal remedies may be available. Binary acknowledges and agrees that the covenants contained herein are necessary for the protection of legitimate business interests of Acquisition and are reasonable in scope and content.

Section 8.05 – Copyright and Trade Secret Notices:  Except for Deliverables that are specified in this Agreement as being and remaining the property of Binary, mutually agreed upon Deliverables shall bear Acquisition’s or sub-licensee’s copyright, trademark and trade secret notices in the form required by Acquisition.

Section 8.06 – Continuation: The terms and provisions of this Article VIII shall survive termination of this Agreement.

ARTICLE IX

WARRANTIES

Section 9.01 – Vendor Warranties:  Binary warrants that: (a) Binary shall comply with all applicable laws and regulations; (b) in rendering the Services, it and its employees have all necessary rights, authorizations, or licenses to provide the Services hereunder and to provide all related materials and services required under this Agreement or any agreement entered into pursuant hereto; (c) each of its employees assigned to perform services under any Order shall have the proper skill, training and background so as to be able to perform in a competent and professional manner and that all work will be so performed in accordance with the applicable Order, Requirements Statement and Design; (d) Acquisition shall receive free, good and clear title to all Deliverables, including without limitation the Binary Platform, Software, and Technology,  to be owned by Acquisition  under this Agreement; (e)  each and every Deliverables, including without limitation the Binary Platform, Software, and Technology, hereunder shall be provided in a manner consistent with good commercial practice, free from defects in material and workmanship, and shall conform to the specifications for same as set forth in this Agreement.,

Section 9.02 – DISCLAIMER OF WARRANTIES:

ACQUISITION AGREES THAT BINARY MAKES NO WARRANTIES, EXCEPT AS SET FORTH ABOVE OF THIS AGREEMENT, AND THAT ALL OF BINARY’S PRODUCTS AND SERVICES ARE PROVIDED ON AN “AS IS” BASIS, EXCEPT AS PROVIDED ABOVE OF THIS AGREEMENT. EXCEPT FOR THE WARRANTIES SET FORTH, BINARY HEREBY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS AND IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. BINARY DOES NOT WARRANTY THAT THE SERVICES PROVIDED HEREUNDER WILL MEET ACQUISITION’S REQUIREMENTS, BE UNINTERRUPTED, TIMELY OR ERROR FREE.

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Section 9.03 – Legal Authority:  Binary hereby represents and warrants that Binary has the sole and exclusive legal right to assign, convey and transfer ownership of the Deliverables to Acquisition as provided hereunder.  Execution of this Agreement by Binary does not require the authorization of any third party.

Section 9.04 – Representations and Warranties of Binary:  With respect to the Proprietary Products, Software, Deliverables, Technology, and Binary Platform, Binary hereby represents and warrants to Acquisition and the intended beneficiaries Synergistic Holdings, LLC and Accelera Innovations, Inc. as follows, with full knowledge that such representations and warranties are a material consideration and inducement to the execution of this Agreement and the consummation of the transactions contemplated hereunder:

(1)           Binary represents and warrants that Binary has the full corporate power and authority to enter into this Agreement and all other agreements, documents, and certificates contemplated or required of Binary to consummate the transactions contemplated under this Agreement.  Binary represents and warrants that the execution and delivery of this Agreement and each Binary Document by Binary and the consummation by Binary of the transactions contemplated hereby and thereby have been duly approved by the owners and board members of Binary, and no other corporate action on the part of Binary is necessary to approve and authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated under this Agreement and Binary Documents. This Agreement and each Binary Document have been duly and validly executed and delivered by Binary and constitute the valid and binding agreements of Binary, enforceable against Binary in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or insolvency laws and general principles of equity;

(2)           The execution and delivery of this Agreement and each Binary Document by Binary and the consummation of the transactions contemplated by this Agreement and Binary Documents will not:

Breach, violate or constitute an event of default (or an event that with the lapse of time, or the giving of notice, or both, would constitute an event of default) under or give rise to any right of termination, cancellation, modification or acceleration under any note, bond, indenture, mortgage, security agreement, lease, license, franchise or any other agreement, instrument or obligation to which Binary is a party or by which Binary or any of its property or assets is bound;

Result in the creation of any lien, claim, encumbrance, right of first refusal or right of first negotiation, or other right of any third party of any kind whatsoever upon the property or assets of Binary or allow any such right that was previously created to become exercisable; and

Violate or conflict with any Order or Law;

(3)           Binary owns or has the exclusive right to use free of any material liens the Proprietary Products, Software, Deliverables, Technology, and Binary Platform,  The validity of the intellectual property rights as related to the Proprietary Products, Software, Deliverables, Technology, and Binary Platform, has not been questioned in any prior litigation and is not the subject of any known claim or demand of any person relating to, or any proceedings which are pending to, or to the knowledge of Binary, threatened, which challenge the rights of Binary in respect of the ownership. Binary does not know of any valid basis for any such claim.  To Binary’s knowledge, the use of the Proprietary Products, Software, Deliverables, Technology, and Binary Platform does not infringe on the rights of any person or entity. Neither Binary nor Binary’s Owners has any knowledge of any party that is infringing or has infringed the Intellectual Property Rights.

The foregoing representations, warranties and covenants, together with any and all other representations, warranties and covenants contained in this Agreement, shall survive the termination of this Agreement.

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ARTICLE X

MISCELLANEOUS

Section 10. – LIMITATION OF LIABILITY.

Section 10.01       ACQUISITION’S LIABILITY RELATING TO PRODUCT:

Acquisition SHALL BEAR EXCLUSIVE RESPONSIBILITY AND LIABILITY TO ANY AND ALL PERSONS, FOR THE BINARY PLATFORM THAT IT APPROVES AND FOR THE CONDUCT OF Acquisition’s ADMINISTRATORS. BINARY DISCLAIMS ALL SUCH RESPONSIBILITY AND LIABILITY.

Section 10.02.     LIMITATION OF LIABILITY.

NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, INCIDENTAL OR EXEMPLARY DAMAGES, WHETHER FORESEEABLE OR UNFORESEEABLE (INCLUDING, BUT NOT LIMITED TO, DAMAGES FOR LOSS OF DATA, GOODWILL, PROFITS, INVESTMENTS, USE OF MONEY OR USE OF FACILITIES, INTERRUPTION IN USE OR AVAILABILITY OF DATA, STOPPAGE OF OTHER WORK OR IMPAIRMENT OF OTHER ASSETS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING OUT OF THIS AGREEMENT, BE IT BREACH OF CONTRACT OR ANY EXPRESS OR IMPLIED WARRANTY, MISREPRESENTATION, NEGLIGENCE, STRICT LIABILITY, OR OTHER TORT.

Section 10.03 – Force Majeure:  Neither party shall be liable to the other party for failing to perform its obligations under this Agreement because of circumstances beyond the control of such party.  Such circumstances shall include, but not be limited to, any acts or omissions of any government or governmental authority, natural disaster, act of a public enemy, riot, sabotage, disputes or differences with workmen, delays in transportation or deliveries of supplies or materials, acts of God, terrorism, or any events reasonably beyond the control of such party.

Section 10.04 – Reorganization of Rights:  Acquisition may choose to reorganize its worldwide licensing strategy, including delegation of certain commercialization rights to a separate entity, with the prior written consent of Binary, which may not be unreasonably withheld, provided that the full beneficial terms to Binary embodied in the Agreement shall not be diminished due to such actions.

Section 10.05 – Effect of Assignment:  Unless otherwise agreed upon between the parties, no assignment of this Agreement, the benefit of this Agreement or any rights, licenses or authorities pursuant to this Agreement will relieve the assigning party from any liability under this Agreement, whether absolute, contingent, due or accruing, which exists as of the date of assignment.

Section 10.06 – Entire Agreement:  This Agreement contains the entire understanding of the parties and supersedes any and all previous verbal and written agreements between the parties.

Section 10.07 – Amendments and Modifications: Waivers, alterations, modifications or amendments of a provision of this Agreement or any Order shall not be binding unless such waiver, alteration, modification or amendment is in writing and signed by an authorized representative of both parties.

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Section 10.08 –  Severability:  If a provision of this Agreement is rendered invalid, the remaining provisions shall remain in full force and effect.

Section 10.09 – Captions:  The headings and captions of this Agreement are inserted for reference and convenience only, and do not define, limit or describe the scope or intent of this Agreement or any particular section, paragraph, or provision.

Section 10.10 – Counterparts:  This Agreement may be executed in multiple counterparts, each of which shall be an original, but which together shall constitute one and the same instrument.

Section 10.11 – Governing Law:  This Agreement will be governed by and construed in accordance with the laws of the State of Illinois, USA.  The federal and state courts of Illinois, USA shall have exclusive jurisdiction over all claims.

Section 10.12 – Notice:  Notices shall be in writing and shall be deemed delivered when received in person, by courier or recognized overnight delivery service providing a delivery receipt (such as Federal Express) or mailed postage prepaid by Certified or Registered Mail,  Return Receipt Requested, to the person and address designated below.  Notice shall be deemed given on the date of receipt as evidenced in the case of Certified or Registered Mail by Return Receipt.

Binary Spectrum Software Pvt. Ltd.

#2/10, Ajay Plaza, 1st main, NS Palya, Bannerghatta main road,

Bangalore 560 076.

Binary Acquisition, LLC

20511 Abbey Drive,

Frankfort, Illinois 60423

Section 10.13 – Pronouns/Gender:  Pronouns and nouns shall refer to the masculine, feminine, neuter, singular or plural as the context shall require.

Section 10.14 – Waiver:  Waiver of any breach of this Agreement shall not constitute waiver of another breach. Failing to enforce a provision of this Agreement shall not constitute a waiver or create an estoppel from enforcing such provision.

Section 10.15 – Relationship of the Parties:  It is agreed that the relationship of the parties is Non-Exclusive.  Nothing herein shall be construed as creating a partnership, an employment relationship, or an agency relationship between the parties, or as authorizing either party to act as agent for the other.  Each party maintains its separate identity. Binary does have existing customers and will pursue further prospects based on Acquisition’s business model.

Section 10.16 – Litigation: The Parties hereto shall make a good faith effort to settle amicably through direct negotiations, any action, dispute, controversy, or claim arising between the Parties related to the interpretation, enforcement, or execution of this Agreement, or for a breach or termination thereof.  If these negotiations are unsuccessful within 30 days, the Parties agree and acknowledge that such action, dispute, controversy, or claim shall be resolved exclusively by the courts of Illinois.  Furthermore, such litigation shall be conducted in the English language in the State of Illinois.

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The Parties hereby waive all questions of personal jurisdiction and venue for the purposes of carrying out this provision.  Notwithstanding the foregoing provisions, the Parties hereto understand and agree that remedies at law for breach of this Agreement will not adequately protect the non-breaching Party’s rights.  Therefore, the non-breaching Party shall have the right to bring judicial proceedings to obtain preliminary injunctive relief, in addition to any other relief and remedies to which it is entitled, whether mandatory or restraining, to enforce the provisions of this Agreement, at any time, including during pending litigation proceedings.

Section 10.17 – Litigation Expense: In the event of litigation or arbitration arising out of this Agreement, each party shall pay its own costs and expenses of litigation.

Section 10.18 – Non-Solicitation:  During the term of this Agreement and for a period of two years thereafter, Acquisition and Binary agree that they will not solicit for the benefit of either of them, or furnish to or for the benefit of any competitor, supplier or customer of either of them, the name of any person who is employed by the other of them, or by any affiliate, subsidiary, or successor in interest of the other of them.

IN WITNESS WHEREOF, this Agreement has been executed as of the latest date set forth below.

Binary Spectrum Software Pvt. Ltd.

By: /s/ Ashok Kumar J.G.

Print: Ashok Kumar J.G.

Title: CEO

Date:  March 26, 2012

Binary Acquisition, LLC

By:  /s/ Geoff Thompson
Print:  Geoff Thompson

Title: Member

Date: March 26, 2012

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Exhibit A

Private Label Applications

Accelera EMR-  A certified Electronic Medical Record application used primarily in physician offices to automate the patient’s clinical chart and meet the ARRA (Federal Mandated Meaningful Use) criteria.

Accelera PM- The Practice Management application used primarily in physician offices to automate the physician’s revenue cycle management system.

Accelera Patient Portal—The Patient Portal application used as a communication tool between patient and physician office staff. This application allows the patient to access their medical record information in a secure environment.

Accelera HIE- The Health Information Exchange application will allow all providers and payors of healthcare to exchange secure data by creating the continuum of care for the patient, and decreasing healthcare costs.

Accelera ACO – The Accountable Care Organization application needed to operate an ACO environment. This application offers the ACO business the ability to report to CMS the usage of Medicare benefits and provides tools to lower the cost of patient care.

Accelera HIS- The Hospital Information System application includes all applications to manage any hospital information system. The department applications included in the HIS are as follows:

Patient Master; Appointments, Outpatient Management; Inpatient Management; Emergency Department; Patient Billing; Claims Management; Provider Fee Management; Accounts Receivable; Duplicate Registration; Medical Records; System Master; System Configuration, Resource Scheduler; CPOE; Clinical Decision Support System; Clinical Documentation; Barcode Medication Administration; Laboratory Management System; Radiology System; PACS; Pharmacy Management System; Materials/Supply Management System; Operating Room Management System; Nursing Management; Blood Bank System; Dietary Management System; Hospital Patient Portal.

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